Exhibit 99.7

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

March 25, 2022

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Perfect Corp., a Cayman Islands exempted company with limited liability (the “Company”), relating to a proposed business combination with Provident Acquisition Corp., a Cayman Islands exempted company with limited liability, the Company represents to the Securities and Exchange Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to issue audited financial statements as of a date not older than 12 months at the date of filing the Registration Statement.
2.	Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable and involves undue hardship for the Company.
3.	At the time the Registration Statement is declared effective by the SEC, the Company will have audited annual financial statements not older than fifteen months.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Perfect Corp.

By:	/s/ Alice H. Chang
Name: Alice H. Chang
Title: Chief Executive Officer

[Signature Page to Item 8.A Representation]